Exhibit No (10)c

SIXTH AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN FOR DIRECTORS

OF

KIMBERLY-CLARK CORPORATION

ARTICLE 1

Introduction

1.1	Recitals.

(a)	Whereas, effective January 1, 1983 the Board of Directors (the “Board”) of Kimberly-Clark Corporation, a Delaware corporation (the “Corporation”), approved and adopted the Deferred Compensation Plan for Directors for the purpose of allowing Directors (as defined in Section 1.3(k) below) to irrevocably elect to defer the receipt of fees owing to them for service on, and attending meetings of, the Board and committees thereof during any Plan Year (as defined in Section 1.3(n)), and to assist the Corporation in attracting and retaining qualified individuals to serve as directors;

(b)	Whereas, the Deferred Compensation Plan for Directors previously was amended and restated effective August 31, 1986 (the “Amended and Restated Deferred Compensation Plan for Directors”);

(c)	Whereas, the Amended and Restated Deferred Compensation Plan for Directors previously was amended and restated, effective May 1, 1991 (the “Second Amended and Restated Deferred Compensation Plan for Directors”);

(d)	Whereas, the Second Amended and Restated Deferred Compensation Plan for Directors previously was amended and restated, effective August 15, 1996 (the “Third Amended and Restated Deferred Compensation Plan for Directors”);

(e)	Whereas, the Third Amended and Restated Deferred Compensation Plan for Directors previously was amended and restated, effective February 20, 1997 (the “Fourth Amended and Restated Deferred Compensation Plan for Directors”);

(f)	Whereas, the Fourth Amended and Restated Deferred Compensation Plan for Directors previously was amended and restated, effective January 1, 2004 (the “Fifth Amended and Restated Deferred Compensation Plan for Directors”); and

(g)	Whereas the Committee desires to amend and restate the Fifth Amended and Restated Deferred Compensation Plan for Directors in its entirety;

NOW, THEREFORE, the Fifth Amended and Restated Deferred Compensation Plan for Directors hereby is amended and restated to read in its entirety as set forth herein, effective November 16, 2005.

1.2	Name and Purpose. The name of this plan is the “Sixth Amended and Restated Deferred Compensation Plan for Directors of Kimberly-Clark Corporation” (the “Plan”). The purpose of the Plan is as stated in Section 1.1(a) above.

1.3	Definitions. Whenever used in the Plan, the following terms shall have the meaning set forth or referenced below:

(a)	“Account” means a Cash Account, Stock Account or Restricted Share Units Account.

(b)	“Board” has the meaning set forth in Section 1.1(a) above.

(c)	“Business Day” means a day except for a Saturday, Sunday or a legal holiday.

(d)	“Cash Account” means an Account which reflects the Compensation deferred by a Participant as described in Section 2.4.

(e)	“Cash Credit” means a credit to a Cash Account, expressed in whole dollars and fractions thereof.

(f)	“Closing Price” means the closing price of the Common Stock as reported in the New York Stock Exchange Composite Transactions published in The Wall Street Journal.

(g)	“Committee” means the Compensation Committee of the Board.

(h)	“Common Stock” means (i) the common stock, $1.25 par value per share, of the Corporation, adjusted as provided in Section 2.10, or (ii) if there is a merger or consolidation and the Corporation is not the surviving corporation thereof, the capital stock of the surviving corporation given in exchange for such common stock of the Corporation.

(i)	“Compensation” means all cash remuneration paid to a Director for services to the Corporation as a director, other than reimbursement for expenses, and shall include retainer fees for service on, and fees for attendance at meetings of, the Board and any committees thereof. For purposes of this Plan, the term “Compensation” shall not include Restricted Share Units.

(j)	“Corporation” has the meaning set forth in Section 1.1(a) above.

(k)	“Director” means any individual serving on the Board who is not an employee of the Corporation or any of its subsidiaries, affiliates or equity companies.

(l)	“Participant” means a Director who has filed an election to participate in the Plan under Section 2.2.

(m)	“Plan” has the meaning set forth in Section 1.2 above.

(n)	“Plan Year” means the calendar year.

(o)	“Restricted Share Units” means the right, under the Kimberly-Clark Corporation Outside Directors’ Compensation Plan, to receive an amount equal to the value of a specified number of shares of Common Stock.

(p)	“Restricted Share Units Account” means an Account which reflects the Restricted Share Units deferred by a Participant as described in Section 2.6.

(q)	“Retire” or “Retires” shall mean the ending of a Director’s service as a member of the Board, but shall not include the ending of such service by reason of death.

(r)	“Section 16” has the meaning set forth in Section 4.5 below.

(s)	“Stock Account” means an Account which reflects the Compensation deferred by a Participant as described in Section 2.5.

(t)	“Stock Credit” means a credit to a Stock Account established pursuant to Section 2.3, and calculated pursuant to Section 2.5.

ARTICLE 2

Participation in the Plan

2.1	Eligibility. Any Director may participate in the Plan. Notwithstanding anything in the Plan to the contrary, no Director, may elect to defer payment of any portion of his Compensation that is payable during any Plan Year after 2004.

2.2	Election to Participate.

(a)	Each Director, and each first time nominee for Director, may elect to defer payment of all or any portion of his Compensation that is payable during any Plan Year. Such election must be made prior to the date that services are rendered in the Plan Year in which such Compensation otherwise would be paid and shall be irrevocable thereafter for such Plan Year; provided, however, that an election by a Director or nominee pursuant to this paragraph (a) for any Plan Year (or portion thereof) shall be valid and effective for all purposes for all succeeding Plan Years, unless and until such election is revoked or modified by such Director prior to the date that services are rendered in such succeeding Plan Year(s); and, provided further, that no such election, revocation or modification may be made within six months of another such election, revocation or modification if the exemption afforded by Rule 16b-3 under Section 16 would not be available as a result thereof. Each Director may also elect to defer his Restricted Share Units. Such election must be made prior to the Plan Year in which such Director Retires.

(b)	An election to defer any Compensation or Restricted Share Units under the Plan shall: (i) be in writing; (ii) be delivered to the Secretary of the Corporation; (iii) contain, or be deemed to contain, the matters set forth in Section 2.3 below, in accordance with the terms thereof; and (iv) be irrevocable in all respects with respect to the Plan Year or Plan Years to which the election relates. If a Director does not elect to defer Compensation payable to him during a Plan Year, all such Compensation shall be paid directly to such Director in accordance with resolutions adopted by the Board from time to time. If a Director does not elect to defer his Restricted Share Units, payment of his Restricted Share Units will be made in accordance with the terms of the Kimberly-Clark Corporation Outside Directors’ Compensation Plan.

2.3	Mode of Deferral. A Participant may elect to defer all or a portion of his Compensation for a Plan Year to a Cash Account, a Stock Account, or a combination of both such Accounts. A separate Cash Account and/or Stock Account, as appropriate, shall be established for a Participant for each Plan Year in which he participates in the Plan. A Participant may elect to defer all or portion of his Restricted Share Units to a Restricted Share Units Account. The Secretary of the Corporation shall maintain such Accounts in the name of the Participant. Any such election with respect to the Account or Accounts to which a Director’s Compensation or Restricted Share Units for a Plan Year shall be deferred shall be specified in the election referred to in Section 2.2(b) above that is delivered by the Director to the Secretary, and shall be irrevocable. If a Participant fails to elect the Account to which deferral of his Compensation shall be made, he shall be deemed to have irrevocably elected deferral to the Cash Account. Compensation deferred to a Cash Account or Stock Account shall result in Cash Credits or Stock Credits, respectively.

2.4

Cash Account. The Cash Account of a Participant established with respect to a Plan Year shall be credited, as of the day of such Plan Year on which the deferred Compensation otherwise would have been payable to such Participant, with Cash Credits equal to the dollar amount of such deferred Compensation. As of the last day of each calendar quarter, or as of the date the Account is distributed, if earlier, such Cash Account shall be credited with additional Cash Credits in an amount equal to the product of (a) the daily average balance in such Cash Account during such quarter and (b) one-fourth of a rate yielding interest equal to the per annum market discount rate for six-month U.S. Treasury Bills as published by the Federal Reserve Board for the seven calendar days immediately prior to January 1 (for additional Cash Credits to be credited for the subsequent fiscal quarters ending on

March 31 and June 30) or prior to July 1 (for additional Cash Credits to be credited for the subsequent fiscal quarters ending September 30 and December 31). In no case, however, shall such interest rate be less than six percent per annum.

2.5	Stock Account. The Stock Account of a Participant established with respect to a Plan Year shall be credited, as of the day of such Plan Year on which the deferred Compensation otherwise would have been payable to such Participant, with Stock Credits equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased with the amount of such deferred Compensation at the average of the Closing Prices of shares of Common Stock on each Business Day during the month immediately preceding the month in which such Stock Account is so credited. As of the date any dividend is paid to holders of shares of Common Stock, such Stock Account shall be credited with additional Stock Credits equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased, at the Closing Price of shares of Common Stock on such date, with the amount which would have been paid as dividends on that number of shares (including fractions of a share) of Common Stock which is equal to the number of Stock Credits then attributed to such Stock Account. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Committee.

2.6	Restricted Share Units Account. The Restricted Share Units Account of a Participant shall be credited as of the day of such Plan Year on which the Restricted Share Units otherwise would have been payable to the Participant. As of the date any dividend is paid to holders of shares of Common Stock, such Restricted Share Units Account shall be credited with additional Restricted Share Units equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased, at the Closing Price of shares of Common Stock on such date, with the amount which would have been paid as dividends on that number of shares (including fractions of a share) of Common Stock which is equal to the number of Restricted Share Units then attributed to such Restricted Share Units Account. In the case of dividends paid in property other than cash, the amount of the dividend shall be deemed to be the fair market value of the property at the time of the payment of the dividend, as determined in good faith by the Committee.

2.7	Timing of Distribution and Installment Elections.

(a)	Distribution of the Cash Accounts, Stock Accounts and Restricted Share Units Account of a Participant shall commence as of January 15 (or such later date as of which such distribution is not required to be reported pursuant to Section 16) of the Plan Year following the Plan Year in which such Participant Retires. If the date for commencement of such distribution is not a Business Day, such distribution shall commence on the next succeeding Business Day.

(b)	A Participant shall elect the number of annual installments (not to exceed 20) in which all of the Participant’s Cash Accounts and Stock Accounts maintained on his behalf with respect to Plan Years after 1997 shall be distributed. If no such election is made by such Director with respect to such Accounts, the number of installments with respect thereto shall be deemed to be elected consistent with the Participant’s most recent installment election with respect to any Plan Year prior to 1998. A Participant shall also elect the number of annual installments (not to exceed 20) in which the Participant’s Restricted Share Units Account maintained on his behalf shall be distributed. Such payment or payments shall be in amounts determined pursuant to Section 2.9 below, and shall be made on the date set forth in Section 2.7(a) above, and on January 15 of each succeeding Plan Year as applicable.

(c)	A Participant’s initial installment election with regard to his Cash Accounts and Stock Accounts referred to in paragraph (b) above shall apply for all succeeding Plan Years unless modified thereafter. Such election may be modified by a Participant, subject to the approval of the Committee, no later than December 31 of the calendar year preceding the date such Participant Retires.

(d)	Notwithstanding anything in the Plan to the contrary, each Participant who was a Director on or after February 20, 1997, may elect to modify such Director’s election with respect to all Plan Years prior to 1998, subject to the approval of the Committee, so that Cash Accounts and Stock Accounts maintained with respect to all Plan years prior to 1998 shall be paid consistent with the payment for the Cash Accounts and Stock Accounts maintained with respect to all Plan Years after 1997 and in accordance with this Section 2.7.

2.8	Distribution of Accounts. Distribution of a Participant’s Cash Accounts and Stock Accounts shall be made only in cash. Distribution of a Participant’s Restricted Share Units Account may be made entirely in cash or entirely in whole shares of Common Stock with fractional shares paid in cash.

2.9	Installment Amount. The amount of each installment with respect to a Cash Account of a Participant shall be equal to the product of the current balance in such

Cash Account and a fraction, the numerator of which is one and the denominator of which is the number of installments yet to be paid. The amount of each installment with respect to a Stock Account or Restricted Share Units Account of a Participant shall be equal to the product of the number of Stock Credits or Restricted Share Units attributable to such installment and the average of the Closing Prices of shares of Common Stock on each Business Day in the month immediately prior to the month in which such installment is to be paid, except as otherwise specified in Section 2.10 of the Plan. The number of Stock Credits or Restricted Share Units attributable to an installment with respect to such Stock Account or Restricted Share Units Account (unless otherwise specified in the Plan) shall be equal to the product of the current number of Stock Credits or Restricted Share Units attributed to such Stock Account or Restricted Share Units Account and a fraction, the numerator of which is one and the denominator of which is the number of installments yet to be paid.

2.10	Adjustment. If at any time the number of outstanding shares of Common Stock shall be increased as the result of any stock dividend, stock split, subdivision or reclassification of shares, the number of Stock Credits and Restricted Share Units with which each Stock Account or Restricted Share Units Account of a Participant is credited shall be increased in the same proportion as the outstanding number of shares of Common Stock is increased. If the number of outstanding shares of Common Stock shall at any time be decreased as the result of any combination, reverse stock split or reclassification of shares, the number of Stock Credits and Restricted Share Units with which each Stock Account or Restricted Share Units Account of a Participant is credited shall be decreased in the same proportion as the outstanding number of shares of Common Stock is decreased. In the event the Corporation shall at any time be consolidated with or merged into any other corporation and holders of shares of Common Stock receive shares of the capital stock of the resulting or surviving corporation, there shall be credited to each Stock Account or Restricted Share Units Account of a Participant, in place of the Stock Credits or Restricted Share Units then credited thereto, new Stock Credits or Restricted Share Units in an amount equal to the product of the number of shares of capital stock exchanged for one share of Common Stock upon such consolidation or merger and the number of Stock Credits or Restricted Share Units with which such Account then is credited. If in such a consolidation or merger holders of shares of Common Stock shall receive any consideration other than shares of the capital stock of the resulting or surviving corporation or its parent corporation, the Committee, in its sole discretion, shall determine the appropriate change in Participants’ Accounts.

2.11	Distribution upon Death. Notwithstanding any other provision of this Plan, upon the death of a Participant all of such Participant’s Cash Accounts, Stock Accounts and Restricted Share Units Account shall be paid in a single installment to such person or persons or the survivors thereof, including corporations, unincorporated associations or trusts, as the Participant may have designated. All such designations shall be made in writing and delivered to the Secretary of the Corporation. A Participant may from time to time revoke or change any such designation by written notice to the Secretary. If there is no designation on file with the Secretary at the time of the Participant’s death, or if the person or persons designated therein shall have all predeceased the Participant or otherwise ceased to exist, such distributions shall be made to the executor or administrator of the Participant’s estate. Any distribution under this Section 2.11(a) shall be made as soon as practicable following the end of the fiscal quarter in which the Secretary is notified of the Participant’s death or is satisfied as to the identity of the appropriate payee, whichever is later. The amount of an installment payable under this Section 2.11(a) with respect to a Participant’s Stock Accounts or Restricted Share Units shall be equal to the product of the number of Stock Credits or Restricted Share Units with which such Stock Accounts or Restricted Share Units Accounts then are credited and the average of the Closing Prices of shares of Common Stock on each Business Day during the month preceding the month of such Participant’s death.

2.12	Withholding Taxes. The Corporation shall deduct from all distributions under the Plan any taxes required to be withheld by federal, state, or local governments.

ARTICLE 3

The Committee

3.1	Authority. The Committee shall have full power and authority to administer the Plan, including the power to (a) promulgate forms to be used with respect to the Plan, (b) promulgate rules of Plan administration, (c) settle any disputes as to rights or benefits arising from the Plan, (d) interpret the terms of the Plan, (e) amend, modify or terminate the Plan as provided in Section 4.5 below and (e) make such decisions or take such action as the Committee, in its sole discretion, deems necessary or advisable to aid in the proper administration of the Plan. Any decision made by the Committee shall be final and binding on the Corporation, Participants and their heirs or successors.

3.2	Elections, Notices. All elections, notices and designations required or permitted to be provided to the Committee under the Plan must be in such form or forms prescribed by, and contain such information as is required by, the Committee.

ARTICLE 4

Miscellaneous

4.1	Funding. No promise hereunder shall or may be secured by any assets of the Corporation, and no assets of the Corporation shall otherwise be designated as attributable or allocated to the satisfaction of such promises.

4.2	Non-alienation of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void. No such benefit, prior to receipt thereof pursuant to the provisions of the Plan, shall be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

4.3	Delegation of Administrative Duties. The Committee may delegate to officers and employees of the Corporation from time to time the power and authority to carry out and effect the decisions and rules of the Committee. Any such delegation shall be in writing.

4.4	Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

4.5

Amendment, Modification and Termination of the Plan. The Board or the Committee at any time may terminate and in any respect amend or modify the Plan; provided, however, that (a) neither the Board nor the Committee may change or modify any of the irrevocable elections made by a Participant under Section 2.2(b) above, (b) no such termination, amendment or modification shall adversely affect the rights of any Participant or beneficiary, including his rights with respect to Cash Credits, Stock Credits or Restricted Share Units either credited prior to or in the Plan Year of such termination, amendment or modification, without his consent, (c) no provision of the Plan which relates to persons eligible to participate in the Plan or the formula pursuant to which the amount, price and timing of the crediting of Stock Credits or Restricted Share Units are determined, shall be amended more than once every six months other than to comport to changes in the Internal Revenue

Code of 1986, as amended, the Employee Retirement Income Security Act of 1974 or the rules thereunder, and (d) no provision of the Plan shall be amended to the extent that the modification would result in treatment as a material modification under the requirements of Section 409A of the Code and the guidance promulgated thereunder. Notwithstanding anything to the contrary contained herein, either the Board or the Committee may amend or modify the Plan to comply with Section 16 of the Securities Exchange Act of 1934 (or successor statute), as constituted from time to time, or the rules or regulations promulgated thereunder (collectively, “Section 16”); further, if any provision of Section 16 would have the effect of requiring the Plan to be amended or modified in order to retain any exemption from the reporting requirements of and liability exposure under Section 16, the Plan shall be deemed to be automatically amended and modified to retain such exemption at the time that any such provision is effective, and any act or transaction under the Plan by or involving a Participant, the Board or the Committee in contravention of the Plan as so amended and modified shall be null and void ab initio and the Participant, the Board and the Committee shall return the matter to the status quo ante.

4.6	Successors and Heirs. The Plan and any properly executed elections hereunder shall be binding upon the Corporation and Participants, and upon any assignee or successor in interest to the Corporation and upon the heirs, legal representatives and beneficiaries of any Participant.

4.7	Status of Participants. Stock Credits and Restricted Share Units are not, and do not constitute, shares of Common Stock, and no right as a holder of shares of Common Stock shall devolve upon a Participant by reason of his participation in the Plan.

4.8	Use of Terms. The masculine includes the feminine and the plural includes the singular, unless the context clearly indicates otherwise.

4.9	Statement of Accounts. In February of each Plan Year, each Participant in the Plan during the immediately preceding Plan Year shall receive a statement of his Accounts under the Plan as of December 31 of such preceding Plan Year. Such statement shall be in a form and contain such information as is deemed appropriate by the Committee.

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